================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          FirstFed Financial Corp.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                           FIRSTFED FINANCIAL CORP.
                            401 WILSHIRE BOULEVARD
                      SANTA MONICA, CALIFORNIA 90401-1490

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                APRIL 23, 1997

  NOTICE IS HEREBY GIVEN that an annual meeting of stockholders (the "Annual Meeting") of FirstFed Financial Corp. ("FFC" or the "Company") will be held in the Starlight Room of the Miramar-Sheraton Hotel at 101 Wilshire Blvd., Santa Monica, California 90401 on April 23, 1997 at 10:00 A.M., local time, for the following purposes:

    (1) To elect three Directors to hold office for a three-year term and until their successors are duly elected and qualified.

    (2) To approve the 1997 Nonemployee Directors Stock Incentive Plan (the "Directors Stock Plan").

    (3) To ratify the appointment of KPMG Peat Marwick LLP as independent public auditors of the Company for 1997.

    (4) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or adjournments thereof.

  Only stockholders of record at the close of business on March 4, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

  IMPORTANT: If your shares are held in the name of a brokerage firm or nominee, only that holder can execute a proxy on your behalf. To ensure that your shares are voted, we urge you to telephone the individual responsible for your account today and obtain instructions on how to direct him or her to execute a proxy.

  If you receive more than one proxy in separate mailings, it is an indication that your shares are registered differently in more than one account. All proxy cards received by you should be signed and mailed to ensure that all of your shares are voted.

                                       Ann E. Lederer
                                       Secretary

Santa Monica, California
March 18, 1997

  IT IS REQUESTED THAT YOU PROMPTLY MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. THE PROXY MAY BE WITHDRAWN AT ANY TIME BEFORE IT IS VOTED AT THE MEETING, OR STOCKHOLDERS MAY VOTE IN PERSON AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

                           FIRSTFED FINANCIAL CORP.
                            401 WILSHIRE BOULEVARD
                      SANTA MONICA, CALIFORNIA 90401-1490


                               ----------------

                                PROXY STATEMENT

                               ----------------

             INFORMATION RELATING TO VOTING AT THE ANNUAL MEETING

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of FirstFed Financial Corp. ["FFC", and collectively with its subsidiary, First Federal Bank of California ("Bank"), the "Company"] for use at the Annual Meeting of Stockholders to be held on April 23, 1997, and at any adjournment thereof. The approximate date of mailing of this Proxy Statement is March 18, 1997.

  The Board of Directors of the Company has selected March 4, 1997 as the record date for the Annual Meeting. Only those stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting. The Company had a total of 10,551,664 shares of common stock ("Company Stock") outstanding at that date. Stockholders will be entitled to one vote for each share of Company Stock held by them of record at the close of business on the record date on any matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

  All valid proxies received in response to this solicitation will be voted in accordance with the instructions indicated thereon by the stockholders giving such proxies. If no contrary instructions are given, proxies received will be voted in favor of the election of the three director nominees named in this Proxy Statement and in favor of the other proposals described herein. Abstentions and broker non-votes are counted for purposes of determining whether a quorum of stockholders is present at the Annual Meetings but are not considered as having voted for purposes of determining the outcome of a vote. Proxies solicited hereby may be voted for adjournment of the Annual Meeting (whether or not a quorum is present for the transaction of business) in order to permit further solicitation of proxies if the Board of Directors of the Company determines that such adjournment would be advisable in order to obtain sufficient votes for approval of the matters to be voted upon at the Annual Meeting.

  The Board of Directors does not know of any other business to be presented for action at the Annual Meeting. If any other business is properly presented at the Annual Meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named in such proxies. A stockholder's proxy may be revoked at any time before it is voted at the Annual Meeting by giving written notice of such revocation to the Secretary of the Company (which notice may be given by the filing of a duly executed proxy bearing a later date) or by attending the Annual Meeting and voting in person.

  The costs of this proxy solicitation will be paid by the Company. The Company has retained Kissel-Blake, Inc. to assist in the solicitation of proxies for a fee of $7,500 and reimbursement of certain expenses. To the extent necessary, proxies may also be solicited by personnel of the Company in person, by telephone, or through other forms of communications. Company personnel who participate in this solicitation will not receive any additional compensation for such solicitation. The Company will request record holders of shares beneficially owned by others to forward this Proxy Statement and related materials to the beneficial owners of such shares and will reimburse such record holders for their reasonable expenses incurred in doing so.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The information set forth below is based upon filings as of March 1, 1997 made by the listed entities with the Securities and Exchange Commission ("SEC"). Except as set forth below, no person is known to the Company to own beneficially more than 5% of the outstanding shares of Company Stock:

                                                           AMOUNT AND
                                                           NATURE OF
                      NAME AND ADDRESS                     BENEFICIAL   PERCENT
                     OF BENEFICIAL OWNER                   OWNERSHIP    OF CLASS
                     -------------------                   ----------   --------
   Bankers Trust New York Corporation, Bankers Trust Com-
   pany and
   BT Australia Limited...................................  646,750(1)    6.14%
   280 Park Avenue
   New York, NY 10017

   First Federal Bank of California Employee Stock Owner-
    ship Plan and Trust...................................  669,020(2)    6.35%
   401 Wilshire Boulevard
   Santa Monica, CA 90401

--------
(1) According to their filing on Schedule 13G with the SEC dated as of December 31, 1996, Bankers Trust Company has sole voting power over 39,050 of these shares, and BT Australia Limited has sole voting power over 604,000 shares. Bankers Trust Company has sole dispositive power over 42,750 shares and BT Australia Limited has sole dispositive power over 604,000 shares. According to the filing, Bankers Trust New York Corporation is a parent holding company and Bankers Trust Company is its subsidiary bank. BT Australia Limited is also an indirect subsidiary of Bankers Trust New York Corporation.

(2) According to its filing on Schedule 13G with the SEC dated February 10, 1997, the First Federal Bank of California Employee Stock Ownership Plan and Trust holds sole voting power over 169,712 of these shares, shared voting power over 499,308 of these shares, and sole dispositive power over all 669,020 of these shares.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth, as of February 18, 1997, information concerning the beneficial ownership of shares of Company Stock by each Director, the Company's Chief Executive Officer and the four other most highly compensated named executive officers of the Company during the fiscal year ended December 31, 1996, and all Directors and executive officers of the Company as a group. Unless otherwise indicated, each person listed has sole investment and voting power with respect to the shares indicated.

                                                      AMOUNT AND
                                                      NATURE OF
                                                      BENEFICIAL     PERCENTAGE
            NAME OF BENEFICIAL OWNER              OWNERSHIP(1)(2)(3)  OF CLASS
            ------------------------              ------------------ ----------
James P. Giraldin................................       19,053             *
Christopher M. Harding...........................        3,838             *
Babette E. Heimbuch..............................      197,662          1.88%
James L. Hesburgh................................       34,214             *
Shannon Millard..................................        3,872             *
William S. Mortensen.............................      185,859          1.76%
William G. Ouchi.................................        3,000             *
William P. Rutledge..............................        2,000             *
Charles F. Smith.................................       25,000             *
Steven L. Soboroff...............................          875             *
William F. Watt..................................            0             *
John R. Woodhull.................................        7,500             *
All Directors and Executive Officers as a Group
 (12 persons)....................................      486,269          4.61%

--------
 * Less than 1%.

(1) The number of shares shown for each person includes shares, if any, held beneficially or of record by the person's spouse; voting and investment power of the shares indicated may also be shared by spouses.

(2) Includes, with respect to Mr. Giraldin, Ms. Heimbuch, Ms. Millard, Mr. Mortensen, Mr. Watt, and all Directors and executive officers as a group, shares held through the First Federal Bank of California Employee Stock Ownership Plan and Trust. Also includes, with respect to all executive officers, shares of restricted stock held in trust for such persons while the restrictions apply.

(3) Includes, with respect to Ms. Heimbuch, 85,938 shares of Company Stock subject to options granted under the Bank's 1983 Stock Option Plan which are exercisable within 60 days of February 18, 1997. Includes, with respect to Mr. Giraldin, 2,531 shares of Company stock subject to options granted under the Bank's 1994 Stock Option Plan which are exercisable within 60 days of February 18, 1997. Includes, with respect to Ms. Millard, 1,272 shares of Company stock subject to options granted under the Bank's 1994 Stock Option Plan which are exercisable within 60 days of February 18, 1997. No other Director or executive officer holds options which are exercisable within such date. The percentage of outstanding shares owned by Ms. Heimbuch, Mr. Giraldin and Ms. Millard was computed based upon the number of shares which would have been outstanding if such options had been exercised.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than seven and not more than fifteen Directors unless a greater number is fixed by the Board of Directors, that the Directors shall be divided into three staggered classes as nearly equal in number as possible, that each class of Directors shall be elected for a term of three years and that one class of Directors shall be elected annually. The class of Directors scheduled to be elected at the Annual Meeting is composed of three Directors who will be elected to serve a three year term until the annual meeting of stockholders in 2000 or until their successors are duly elected and qualified. The nominees receiving the highest number of votes, up to the number of Directors to be elected, are elected.

  Set forth below are the names of the persons nominated by the Board of Directors for election as Directors at the Annual Meeting, as well as all other Directors, together with their ages, principal occupations and business experience during the last five years, present directorships and the year each first became a Director of the Bank and of the Company. All of the nominees are presently Directors. If any nominees should be unable to serve as a Director, the person or persons voting the proxies solicited hereby will select another nominee in his or her place. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

                                                        FIRST(1)
                                   POSITION HELD         BECAME   TERM TO
NOMINEES FOR ELECTION   AGE        WITH COMPANY         DIRECTOR EXPIRE(2)
---------------------   ---        -------------        -------- ---------
Christopher M. Harding  44  Director                      1984     2000
James L. Hesburgh       63  Director                      1975     2000
Steven L. Soboroff      48  Director                      1991     2000

CONTINUING DIRECTORS                                             EXPIRING
--------------------                                             ---------
Babette E. Heimbuch     49  Director, President & Chief   1986     1998
                            Executive Officer
William S. Mortensen    64  Director, Chairman of the     1961     1998
                            Board
William G. Ouchi        53  Director                      1995     1999
William P. Rutledge     55  Director                      1995     1999
Charles F. Smith        64  Director                      1989     1999
John R. Woodhull        63  Director                      1988     1998

--------
(1) The date given is the earlier of the date such Director became a director of First Federal Bank of California or a Director of the Company.

(2) Term of service if re-elected as a Director of the Company at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR NOMINEES CHRISTOPHER M. HARDING, JAMES L. HESBURGH AND STEVEN L. SOBOROFF.

  William S. Mortensen joined the Bank in 1955 and was appointed a member of the Board of Directors in 1961. He was named President of the Bank in 1969 and Chairman of the Board of Directors of the Bank in 1982. Effective January 1, 1997 Mr. Mortensen retired as Chief Executive Officer. He continues to serve as Chairman of the Board today. He was named Chairman of the Board of FFC in 1987. In addition, he is a past president of the National Council of Savings Institutions and the Western League of Savings Institutions and is a past director of the Federal Home Loan Bank of San Francisco. Mr. Mortensen serves on the Board of Directors of the Los Angeles Metropolitan YMCA and the Welk Group.

  Christopher M. Harding is a managing partner of the law firm of Lawrence & Harding. He is active in numerous local civic groups, including the Santa Monica Chamber of Commerce, YWCA, Santa Monica Boys & Girls Club and the Santa Monica Youth Athletic Foundation. He has served as a Director of the Bank since 1984, and of FFC since 1987.

  Babette E. Heimbuch was previously employed by the accounting firm of KPMG Peat Marwick LLP serving as the Audit Manager assigned to the Bank. Ms. Heimbuch joined the Bank as Senior Vice President, Chief Financial Officer in 1982. She was appointed Executive Vice President in 1985, and was elected a Director of the Bank in March, 1986. In 1987 she was appointed Senior Executive Vice President of the Bank and of FFC and was elected a Director of FFC. Ms. Heimbuch was named President and Chief Operating Officer of the Bank and FFC in 1989. In January 1997, Ms. Heimbuch was named Chief Executive Officer of the Bank and FFC. Ms. Heimbuch serves on the Board of Directors of the Western League of Savings Institutions and the Federal Home Loan Bank of San Francisco. Ms. Heimbuch is a director of Sunrise Medical Inc. and is on the Board of Advisors for both the UCLA and the Santa Monica-UCLA Medical Centers.

  James L. Hesburgh is President and Chief Executive Officer of James L. Hesburgh International, Inc. and Battley USA, Inc. Mr. Hesburgh is also a director of Fremont Funding, Inc., Logicon, Inc., Roberts Sinto Corporation, Sinto America, Inc. and Toastmaster, Inc. He serves as a Trustee of St. John's Health Center Foundation in Santa Monica, California. He has served in senior management capacities with several major United States corporations and specializes in international marketing and consulting. Mr. Hesburgh has served as a Director of the Bank since 1975, and a Director of FFC since 1987.

  William G. Ouchi is a Professor of Management for the John E. Anderson Graduate School of Management at the University of California, Los Angeles. In 1993 Dr. Ouchi was appointed to serve as special policy advisor to Los Angeles Mayor Richard J. Riordan, and from 1994 to 1995 was Mayor Riordan's Chief of Staff. Dr. Ouchi has written numerous books and articles on business management and organization. Dr. Ouchi serves on the boards of Williams College, KCET Public Television, California Community Foundation and the Commission on Presidential Debates. He is also a member of the Consumer Advisory Committee of the U.S. Securities and Exchange Commission and of the Real Estate Advisory Committee of the Trust Company of the West. Dr. Ouchi serves on the Board of Directors of Allegheny-Teledyne Incorporated.

  William P. Rutledge was, until his resignation in February 1997, President and Chief Executive Officer of Allegheny-Teledyne, Incorporated. Allegheny-Teledyne Incorporated was formed in August 1996 in a strategic combination of Pittsburgh-based Allegheny Ludlum Corporation and Los Angeles-based Teledyne Inc. He joined Teledyne in 1986. Mr. Rutledge also serves on the boards of Computer Sciences Corporation, Lafayette College, George Washington University, KCET Public Television and is a Trustee of St. John's Health Center Foundation.

  Charles F. Smith is president of Charles F. Smith & Company, Inc. He serves as a Director of Trans Ocean, Ltd., Logicon, Inc., Sizzler International, Inc. and Fremont Funding, Inc., and as a Trustee of Marymount High School, and of St. John's Health Center Foundation. Mr. Smith became a Director of the Bank and FFC in 1989.

  Steven L. Soboroff is an investor, real estate representative for retailers and Managing Partner of Soboroff Partners. He is Chairman of Big Brothers of Greater Los Angeles, President of the Recreation and Parks Commission for the City of Los Angeles and the Senior Advisor to the Mayor of Los Angeles. Mr. Soboroff became a Director of the Bank and FFC in 1991.

  John R. Woodhull is President, Chief Executive Officer, and Chairman of the Board of Logicon, Inc., and serves on the boards of Adams Business Forms, Sunrise Medical, Inc. and the Los Angeles Metropolitan YMCA. Mr. Woodhull became a director of the Bank and FFC in 1988.

  Directors' Fees. Directors of the Bank, including Directors who are officers of the Bank, receive annual directors' fees of $15,000, and Directors who are not officers of the Bank also receive $1,250 for each regular meeting of the Board attended. The Chairman of the Board receives an additional fee of $25,000 per year plus reimbursement of related expenses of up to approximately $46,000 per year. Members of the Executive Committee of the Board who are not officers of the Bank receive $1,000 per month. Directors, excluding the Legal-Audit Committee Chair, who are Chairs of Board Committees receive $400 per quarter. The Legal-Audit Committee Chair currently receives an annual retainer of $10,620. Other members of the Legal-Audit Committee receive $600 per month. Directors of FFC receive no compensation.

  Committees of the Board of Directors. The Company has standing Legal-Audit, Executive Fair Lending/Community Reinvestment Act ("CRA"), Compensation and Executive Committees. The Legal-Audit Committee currently consists of Messrs. Smith (Chair), Ouchi and Woodhull, all of whom are non-employee directors. The Committee reviews litigation and reports on various legal, accounting and auditing matters, including the selection of the Company's independent auditors, the scope of audit procedures, the nature of services performed by the independent auditors, the performance of the Company's independent and internal auditors, its accounting practices, and monitors the Company's legal and regulatory compliance programs. During the year ended December 31, 1996, the Legal-Audit Committee held four meetings.

  The Executive Fair Lending/CRA Committee held four meetings in 1996. Its responsibilities include monitoring the Bank's Community Reinvestment Act activities and ensuring that the Bank complies with all directives from the Board of Directors. Members of the Committee are Former Bank Director June Lockhart (Chair) and Officers Shannon Millard, Diana Wright (CRA Officer), William F. Watt, Craig Smith, Ann Lederer, Nancy Elander, Sandy Martin-Wendl, Kendon Studebaker, Megan Davidson, Michael Twomey and Lumen O'Connor.

  The Compensation Committee, which held seven meetings in 1996, currently consists of Directors Hesburgh (Chair), Soboroff and Harding, all of whom are non-employee directors. This Committee administers the Company's salary and other compensation programs. See "EXECUTIVE COMPENSATION--Report of Board Compensation Committee."

  The Executive Committee met six times in 1996 and is presently comprised of Chairman Mortensen and Directors Heimbuch, Hesburgh, Smith and Woodhull.

  FFC does not have a standing nominating committee of the Board of Directors (or another committee performing similar functions). The Bylaws of FFC provide that only persons nominated in accordance with the procedures set forth therein shall be eligible for election as Directors. Shareholder nominations must be made pursuant to written notice received by FFC not less than 60 days nor more than 90 days prior to the scheduled date of the Annual Meeting. Such notice must state the nominee's name, age and address (business and residence), the nominee's principal occupation or employment, and the class and number of shares of Company Stock beneficially owned by the nominee on the date of the notice. The required notice must also disclose certain information relating to the nominee which would be required to be disclosed in a proxy statement and in certain other filings under the federal securities laws. In addition, the shareholder making the nomination must disclose his or her name and address as they appear on FFC's books, the name and principal business or residence address of any other record or beneficial stockholders known by the nominating shareholder to support such nominee, and the class and number of shares of Company Stock beneficially owned by the nominating shareholder and any such supporting stockholders on the date of the notice.

  Meetings of the Board of Directors. During 1996 there were twelve regular meetings of the Board of Directors of the Bank and FFC. Each Director attended at least 75% of the aggregate number of such meetings and of the meetings of the Committee on which he or she served during the period during which he or she held a position on the Board.

  Information Relating to Executive Officers. Set forth below are the names and ages of the current executive officers of the Company, other than Ms. Heimbuch (see "ELECTION OF DIRECTORS"), together with the positions held by these persons.

   NAME                              AGE TITLE
   ----                              --- -----
                                         Executive Vice President/Chief Lending
   Megan Davidson...................  36 Officer
                                         Senior Executive Vice President/Chief
   James P. Giraldin................  44 Financial
                                         Officer and Chief Operating Officer
                                         Executive Vice President/Chief Credit
   Shannon Millard..................  34 Officer
   William F. Watt..................  56 Executive Vice President/Marketing and
                                         Retail Banking

  Megan Davidson joined the Company in 1993 as Senior Vice President, Secondary Marketing. In 1994 she was promoted to Executive Vice President, Chief Lending Officer. Previously, Ms. Davidson was employed by Western Federal Savings for ten years, most recently as Senior Vice President. Ms. Davidson serves on the Board of Directors of Upward Bound House Corporation.

  James P. Giraldin joined the Company in 1992 as Executive Vice President/Chief Financial Officer. Prior to joining FFC, Mr. Giraldin was Chief Executive Officer of Irvine City Bank for five years. He previously served as Chief Financial Officer for two other savings and loan associations and was a certified public accountant with KPMG Peat Marwick. Effective January 1, 1997, Mr. Giraldin was appointed Chief Operating Officer and Senior Executive Vice President of the Bank and FFC. Mr. Giraldin serves on the Executive Committee of the Santa Monica Chamber of Commerce.

  Shannon Millard joined the Company in 1992. In 1994 she was promoted to her current position of Executive Vice President/Chief Credit Officer. Ms. Millard was formerly with the Bank of California for six years, most recently as the Vice President in charge of Real Estate Services. Prior to that, Ms. Millard was with Sumitomo Bank. Ms. Millard currently serves on the board of the Santa Monica YWCA and the California Heritage Museum.

  William F. Watt joined the Company in 1996 as Executive Vice President/Marketing and Retail Banking. Before joining the Company, Mr. Watt was Senior Vice President of Countrywide Credit Industries, Inc. for approximately two and one-half years. He was Senior Vice President, Retail Banking Division with Union Federal Bank for two years, and Senior Vice President of California Federal Bank for approximately eight years in both Marketing and Retail Banking. Mr. Watt has been employed in marketing and banking for financial institutions for an aggregate of more than thirty years.

                            EXECUTIVE COMPENSATION

  The following SUMMARY COMPENSATION TABLE includes compensation for the years ended December 31, 1996, 1995 and 1994 for services in all capacities awarded to, earned by, or paid to the Company's Chief Executive Officer and the four other named executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                                         LONG TERM COMPENSATION
                                                      -----------------------------
                             ANNUAL COMPENSATION             AWARDS         PAYOUTS
                         ---------------------------- --------------------- -------
                                                                 SECURITIES
                                               OTHER  RESTRICTED UNDERLYING         ALL OTHER
         NAME &                               ANNUAL    STOCK     OPTIONS/   LTIP    COMPEN-
       PRINCIPAL              SALARY   BONUS  COMPEN-   AWARD      SAR'S    PAYOUTS  SATION
        POSITION         YEAR    $       $    SATION    ($)(2)      (#)       ($)    ($)(3)
       ---------         ---- ------- ------- ------- ---------- ---------- ------- ---------
William S. Mortensen.... 1996 376,680 110,000   (1)        -0-        -0-     -0-     4,730
 Chief Executive Officer 1995 342,480  95,000   (1)        -0-        -0-     -0-     4,392
                         1994 329,280     -0-   (1)        -0-        -0-     -0-     1,907
Babette E. Heimbuch..... 1996 263,340 110,000   (1)        -0-        -0-     -0-     4,730
 President               1995 239,340  70,000   (1)        -0-        -0-     -0-     4,392
                         1994 230,100     -0-   (1)        -0-        -0-     -0-     1,907
James P. Giraldin....... 1996 202,800  80,000   (1)        -0-     10,125     -0-     4,730
 Chief Financial Officer 1995 184,440  60,000   (1)        -0-        -0-     -0-     4,392
                         1994 177,240     -0-   (1)     41,662     10,000     -0-     1,907
Shannon Millard(4)...... 1996 169,980  70,000   (1)        -0-      5,094     -0-     4,730
 Chief Credit Officer    1995 157,500  60,000   (1)        -0-        -0-     -0-     4,392
William F. Watt(5)...... 1996 148,542  60,000   (1)        -0-     17,475     -0-       -0-
 Director of
  Marketing/Retail
  Banking

--------
(1) Perquisites to each officer did not exceed the lesser of $50,000 or 10% of the total salary and bonus for such officer.

(2) Based on the price at December 31, 1996 of $22.00 per share. The aggregate restricted stock holdings at December 31, 1996 for the named executive officers consisted of approximately 13,827 shares worth $304,194 at the then current market value, without giving effect to the diminution of value attributable to the restrictions on such stock. The number of restricted stock awards held by Ms. Heimbuch, Mr. Giraldin, and Ms. Millard at the end of the last fiscal year is 7,312, 4,620 and 1,895, respectively. The value of all restricted stock awards at the end of the last fiscal year based upon a stock price of $22.00 per share as of December 31, 1996 is $160,864, $101,640 and $41,690 for Ms. Heimbuch, Mr.
    Giraldin, and Ms. Millard, respectively. No restricted stock award vests in under four years from the date of grant. Dividends will be paid on the restricted stock if and when paid on the Company Stock. Stock dividends shall be subject to all of the restrictions applicable to the restricted stock.

(3) Employee Stock Ownership Plan contributions.

(4) Information regarding Ms. Millard's compensation in 1994 (the year in which she first became an executive officer) is not required to be disclosed pursuant to SEC rules.

(5) Mr. Watt joined the Company in February 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                            POTENTIAL
                                                                           REALIZABLE
                                                                            VALUE AT
                                                                         ASSUMED ANNUAL
                                                                         RATES OF STOCK
                                                                              PRICE
                                                                         APPRECIATION(1)
                                                                           FOR OPTION
                           INDIVIDUAL GRANTS                                 TERM(2)
------------------------------------------------------------------------ ---------------
                           NUMBER OF    % OF TOTAL
                          SECURITIES   OPTIONS/SARS EXERCISE
                          UNDERLYING    GRANTED TO   OR BASE
                         OPTIONS/SARS  EMPLOYEES IN   PRICE   EXPIRATION
NAME                     GRANTED(#)(3) FISCAL YEAR  ($/SH)(4)  DATE(5)    5%($)  10%($)
----                     ------------- ------------ --------- ---------- ------- -------
James P. Giraldin.......    10,125         15.7%     12.875   1/26/2002   81,982 207,759
Shannon Millard.........     5,094          7.9%     12.875   1/26/2002   41,246 104,526
William F. Watt.........    17,475        27.09%     12.875   1/26/2006  141,495 358,577

--------
(1) There is no assurance provided to any executive officer or any other holder of the Company Stock that the actual stock price appreciation over the ten-year option term will be at the assumed five percent and ten percent levels or at any other defined level. These rates are the assumed compounded appreciation rates required by the SEC over a ten year term. Unless the market price of the Company Stock does in fact appreciate over the option terms, no value will be realized from the option grants made to the named executive officers.

(2) Regulations of the SEC require that the potential realizable dollar value be calculated based on the product of (a) the difference between (i) the product of the per-share market price at the time of the grant and the sum of 1 plus the (assumed) adjusted stock price appreciation rate, and (ii) the per-share exercise price; and (b) the number of securities underlying the grant at year-end.

(3) See information below regarding pricing and vesting of the options granted to Mr. Giraldin and Ms. Millard, which were granted as "repriced" options. Under the terms of the 1994 Stock Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options.

(4) The exercise price may be paid by delivery of already owned shares subject to certain conditions.

(5) The options were granted for terms of 8-10 years, subject to earlier termination in certain events related to termination of employment.

  Report of the Compensation Committee on Repricing of Certain Options. During 1996, the Board of Directors approved a recommendation of the Compensation Committee for the repricing of certain stock options held by officers of the Company, including two of the named executive officers, as shown in the following table. Each officer granted such options was required to surrender previously granted options. Options representing a total of 33,475 shares were surrendered. Options representing a total of 30,128 shares were granted as repriced options, representing a ten percent reduction in the number of shares granted to such officers.

  All of the surrendered options were granted to new or newly-promoted officers in late 1992 and 1993, at historically high stock option prices. Shortly thereafter, during the civil unrest of 1993, the earthquake of January 1994, the resulting effects on the real estate and financial markets, and the contemporaneous economic recession in California, the stock price significantly declined. This resulted in "out of the market" options held by a number of officers who the Board felt had made, and were continuing to make, an important contribution to the Company during extremely challenging times. Accordingly, in mid-1996 the Board of Directors determined that it was appropriate and in the best interest of the Company and its stockholders to reprice the previously granted options to more fairly reflect the stock price and to permit the grantees to participate in any future price appreciation to which their efforts would contribute.

                                          Compensation Committee:

                                          James L. Hesburgh (Chairman)
                                          Christopher M. Harding
                                          Steven L. Soboroff

  The following table shows information regarding the repricing of stock options to certain executive officers during the year ended December 31, 1996.

                         TEN-YEAR OPTION/SAR REPRICING

                                                  MARKET
                                    NUMBER OF    PRICE OF
                                    SECURITIES   STOCK AT    EXERCISE
                                    UNDERLYING   TIME OF     PRICE AT
                                   OPTIONS/SARS REPRICING    TIME OF      NEW
                                   REPRICED OR      OR     REPRICING OR EXERCISE
NAME                        DATE    AMENDED(#)  AMENDED($) AMENDMENT($) PRICE($)
----                       ------- ------------ ---------- ------------ --------
James P. Giraldin......... 1/26/96    10,125      12.875      20.00      12.875
Shannon Millard........... 1/26/96     3,375      12.875      20.00      12.875
Shannon Millard........... 1/26/96     1,719      12.875      19.625     12.875


  Pension Plan. Until August 31, 1996, the Bank had a non-contributory defined benefit pension plan (the "Pension Plan"). Upon termination of the Pension Plan, each participant received a distribution in the form of an actuarially equivalent lump sum.

  Estimated credited years of service for each of the individuals named in the Summary Compensation Table are: Mr. Mortensen--42 years, Ms. Heimbuch--15 years, Mr. Giraldin--4 years, Ms. Millard--4 years and Mr. Watt--one year. Each of their "covered" compensation" (the maximum amount permitted to be used for calculating benefits pursuant to the Internal Revenue Code) under the Pension Plan was $150,000.

  Effective January 1, 1997, the Company made available to its employees the opportunity to make tax-deferred contributions to a plan established under
Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). Participants are permitted to make contributions on a pre-tax basis, a portion of which is matched by the Bank. For contributions made during 1997, one-half of up to the first six percent of an employee's contribution will be matched.

                                  SERP TABLE*

BENEFITS AT AGE 60:

                                                    YEARS OF SERVICE
                                         ---------------------------------------
            FINAL FIVE YEAR
             AVERAGE SALARY
               AND BONUS                   20      25      30      35      40
            ---------------              ------- ------- ------- ------- -------
$150,000................................  90,000 112,500 112,500 112,500 112,500
 200,000................................ 120,000 150,000 150,000 150,000 150,000
 250,000................................ 150,000 187,500 187,500 187,500 187,500
 300,000................................ 180,000 225,000 225,000 225,000 225,000
 350,000................................ 210,000 262,500 262,500 262,500 262,500
 400,000................................ 240,000 300,000 300,000 300,000 300,000
 450,000................................ 270,000 337,500 337,500 337,500 337,500
 500,000................................ 300,000 375,000 375,000 375,000 375,000

--------
* The amounts under the SERP are offset by the Pension Plan benefits. The table above shows the full SERP benefits before pension offset. Social security payments do not reduce the amounts to be paid under the SERP.

  Supplemental Executive Retirement Plan. The Bank has adopted a Supplemental Executive Retirement Plan ("SERP") covering the Chairman of the Board and President. The foregoing table shows the estimated annual benefits payable upon retirement at age 60 to participants in the SERP for the indicated levels of average compensation and various periods of service, assuming no future changes in such plan and based upon the current formula.

  Stock Option and Stock Appreciation Rights Plan. Until August 18, 1993, options to purchase shares of the Company's common stock were granted under the First Federal 1983 Stock Option and Stock Appreciation Rights Plan, as amended in 1987 ("1983 Stock Plan"). The 1983 Plan expired by its terms in 1993 and has been replaced by the 1994 Stock Option and Stock Appreciation Rights Plan ("1994 Stock Plan").

  Other than the option grants described above, no options were granted to the named executive officers under the 1994 Stock Plan during 1996.

  There were no exercises of stock options by the CEO and the other named executive officers during the year ended December 31, 1996.

  Certain Relationships and Related Transactions. The Bank offered mortgage loans and consumer loans to Company Directors and officers (Vice President and above) until the end of 1989 (at which time the Bank stopped offering such loans, except loans on savings accounts and overdraft lines of credit, to Company Directors and officers). Beginning in November 1996, the Bank has made mortgage loans available to officers and directors, solely for the purchase or refinance (no cash out) of such officer's or director's principal residence. Loans to officers, directors and employees are made in the ordinary course of business and, in the judgment of management, do not involve more than the normal risk of collectability. To qualify under the Employee Loan Benefit Program ("ELBP"), all real estate and home equity credit line loans are required to be secured by the employee's primary residence. Employee real estate loan benefits require one year of full-time employment with the Company.

  All ELBP loans are made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons, except for the interest rates and loan fees charged thereon.

  ELBP real estate loans are written as adjustable mortgage loans ("AMLs"), and are modified while the person is employed by the Company to a rate approximately equal to (but not less than) the Bank's cost of funds during the month prior to the loan approval for the first three months of the loan. Thereafter, the interest rate adjusts monthly to a rate equal to the Federal Home Loan Bank's Eleventh District Cost of Funds. Fees are charged for appraisal, credit report, title policy and documents costs only. All preferential rates are subject to increase upon termination of the individual's employment with the Company.

  The following table sets forth amounts in excess of $60,000 in the aggregate receivable from Directors and executive officers as of December 31, 1996.

                    LOANS TO DIRECTORS & EXECUTIVE OFFICERS

                                      HIGHEST BALANCE     UNPAID
                                        OUTSTANDING      BALANCE     INTEREST RATE
          NAME           TYPE OF LOAN DURING 1996($)  AT 12/31/96($)  AT 12/31/96  YEAR MADE
          ----           ------------ --------------- -------------- ------------- ---------
Babette E. Heimbuch.....    1st TD        383,682        375,029         4.839%      1988
William S. Mortensen....    1st TD         77,096            -0-           -0-       1989
John Woodhull...........    1st TD        362,293        352,783         4.839%      1989

  Employment Contracts, Termination of Employment and Change of Control Arrangements. The Company has entered into Change of Control Agreements with certain of the Bank's management, including each of the named executive officers. These agreements were entered into in order to retain executives during financial industry merger and acquisition transactions, provide a change in control severance arrangement consistent with the peer group and better allow executives to concentrate on negotiating the best possible transaction and, if such a transaction occurs, restructuring a merged entity under these circumstances. If a "change in control" (as defined in the agreements) occurs within the "change in control period" (as defined in the agreements) the agreements will become effective. The agreements provide for employment terms up to three years and for compensation and other terms of employment at least as favorable as those during the twelve-month period prior to the effective date. Each of the agreements also provides for severance payments and other benefits in the event that the officer's employment is terminated by the Bank other than for death, disability or "cause" (as defined in the agreements) or by the officer for "good reason" (as defined in the agreements). The agreements with the named executive officers provide for a severance payment equal to three times the executive's annual base salary, plus bonus, plus amounts representing the value of additional retirement and other benefits which would have accrued if the executive's employment had continued for three additional years. These agreements also provide for continuation of other benefits for a period of three years and for the payment, under certain specified circumstances, of an additional amount to cover the federal excise tax imposed on some "golden parachute" payments. Other than described above, the Company has no employment contracts with any of the named executive officers.

  The Restricted Stock Bonus Plan described in the Report of the Compensation Committee below and the 1983 and 1994 Stock Plans provide for accelerated vesting of rights in the event of certain change of control events.

                     REPORT OF THE COMPENSATION COMMITTEE

                                      OF

                           FIRSTFED FINANCIAL CORP.

  Decisions on compensation of the Company's executives are made by a three-member Compensation Committee composed entirely of outside directors. Set forth below is the report submitted by Messrs. Hesburgh (Chair), Harding and Soboroff addressing the Company's compensation policies for 1996 as they affected Mr. Mortensen (the Company's Chief Executive Officer during 1996) and the Company's other executive officers.

  The Members of the Compensation Committee have the responsibility to oversee the Company's various compensation plans, including its annual bonus plan, restricted stock plan, Employee Stock Ownership Plan ("ESOP"), and annual salary review. The Committee reviews compensation levels of all members of management, including executive officers, evaluates their performance, and considers officer succession and related matters. The Committee reviews with the Board all aspects of compensation for officers at the level of vice president or above, as well as reviewing bonus compensation for assistant vice presidents.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No person who served as a member of the Compensation Committee was an employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship with the Company or its subsidiaries requiring disclosure, except as specifically described in this Proxy Statement.

COMPENSATION PHILOSOPHY

  The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation, tie compensation levels and individual compensation to the Company's operating performance and strategic direction, and assist the Company in attracting and retaining talented management by providing compensation reasonably comparable to that offered by the Company's peer group.

  The principal elements of the Company's executive compensation are base salary, annual bonus, stock options and restricted stock awards. Each of these elements are discussed below. In reviewing and making recommendations as to overall levels of compensation, the Compensation Committee also takes into account deferred and non-cash benefits, including retirement benefits, insurance and other benefits. Compensation has been and will continue to be structured so as to be tax deductible.

  During 1996 the Compensation Committee directed management to undertake a review of the Company's many employee benefit and incentive plans and programs. As a result, upon the recommendation of the Compensation Committee, the Board determined that it was in the best interests of the Company and its employees to discontinue the existing Pension Plan and, starting in January of 1997, to make available a 401(k) Plan for employee contributions with some matching employer contributions (see more detailed discussion above). The Compensation Committee also reviewed management's recommendations as to a number of incentive compensation programs and non-financial benefits available primarily to non-officer employees of the Bank. This review resulted in a revision of a number of these programs to make them more consistent with the Company's goal of ensuring that employees' interests are aligned with that of the Company's strategy as a whole, by rewarding performance based upon measurable standards and by eliminating ineffective programs while increasing employee morale.

BASE SALARY

  Executive officer base salaries are initially determined, but not established, by reference to the responsibilities and description of the position and competitive marketplace for executive talent for the responsibilities of the particular position. The Company's Human Resources Department participates in, obtains information from, and analyzes the results of a salary and benefits survey conducted annually by the Western League of Savings Institutions ("Western League"). The Western League survey is considered an effective tool to initiate the Compensation Committee review process since it utilizes information obtained from other savings institutions in California. The Company has utilized the Western League survey annually for over twenty years. The Compensation Committee reviews the results of the annual survey to ensure that the Company's salary grades and benefits are comparable to those provided by its peers. The Committee's goal generally is to be within the 75th percentile of what it has determined to be the appropriate peer group as reported on the Western League survey.

  Additionally, in 1996, the Company participated in the SNL Executive Compensation Review of 1996 ("SNL Review") in order to analyze more closely the compensation of executive officers.

  Annual salary adjustments are determined by evaluating the performance of the Company generally and the performance of each executive officer. General annual salary adjustments to base salary for executive officers (other than for promotions) in 1996 ranged from 3 percent to 5 percent.

ANNUAL BONUSES

  A portion of the annual compensation of each officer is based upon the performance of the Company, as well as the individual contribution of the officer to the Company's performance. While corporate performance measures such as net income, earnings per common share, return on stockholders equity and return on average total assets are considered, the Committee does not apply a specific quantitative formula in making compensation decisions. Non-financial performance measures also may be included, such as product development, efficiency, client relations, and employee relations. No particular weight is given to one factor over another among these performance measures. For 1996, the most important qualitative factor was the Committee's assessment of management's ability to develop and implement new strategies and products to compete more effectively with banks and other full-service financial institutions. In the past, bonuses have typically ranged from 0 percent of base salary to 50 percent awarded for outstanding accomplishments during the year. Thus, for years in which the Company's net earnings are significant, a large portion of an executive officer's compensation may be determined by the Compensation Committee at the end of each year based upon the officer's contribution to the Company's performance during the year. For purposes of establishing the annual bonus pool, the Company's performance is measured against earnings goals established prior to the commencement of each fiscal year by the Board.

  Based upon information available at the time the Compensation Committee made its year-end determination as to annual bonuses, in 1996, net earnings were anticipated. The Committee also took into consideration the effect of certain non-recurring charges to income, including a special one-time assessment for recapitalization of the Savings Association Insurance Fund ("SAIF"), which provides the federal deposit insurance for the Bank's deposits. The SAIF special assessment amounted to $8.7 million or 83 cents per share after tax, and significantly affected net earnings. Nevertheless, the Company had net earnings for the year of $8.2 million or 78 cents per share, compared to $6.5 million or 61 cents per share for the prior year. The Committee felt the Company's executive officers and certain other officers had made truly outstanding achievements in meeting the challenges of the year, and, accordingly, the Committee awarded discretionary cash bonuses for 1996 to these individuals. Named Executive Officers William S. Mortensen, Babette E. Heimbuch, James P. Giraldin, Shannon Millard and William F. Watt received bonuses of $110,000, $110,000, $80,000, $70,000 and $60,000 respectively.
Bonuses were also paid pursuant to various Bank-wide performance based incentive plans.

STOCK OPTIONS AND RESTRICTED STOCK

  The Compensation Committee believes that stock ownership by management and employees and performance-based compensation arrangements in the form of Company Stock are beneficial in ensuring that management's interest in the Company's performance corresponds to those of the Company's shareholders. It also believes that stock ownership helps attract and retain key executives. The Company awards stock options and restricted stock grants in furtherance of this philosophy.

  Awards of stock options typically are made upon employment or promotion of officers at the level of vice president and above. The awards are based upon a standardized dollar value at each participating level of responsibility and reflect the Compensation Committee's determination of the appropriate incentive for the responsibilities of that particular officer level. Other stock option awards may be made to officers of the Company from time to time.

  In addition to stock options, as indicated above, restricted stock grants are made by the Compensation Committee as part of the Company's bonus program. Restricted stock grants may be made to officers at the level of assistant vice president and above. No new grants of restricted stock were made to officers during 1996.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Mr. Mortensen served as Chief Executive Officer throughout 1996, and retired from that position effective January 1, 1997 after twenty-eight years of service in that position. Mr. Mortensen had been employed by the Bank for over forty-six years. In reviewing Mr. Mortensen's compensation as Chief Executive Officer for 1996, the Compensation Committee noted the Company's continuing improved profits, despite the SAIF special assessment; the capital levels well in excess of regulatory requirements; and the dedication of a significant amount of management's time to development of a Company-wide strategic plan to enhance existing products and add new banking products in order to position the Company for the future. In recognition of Mr. Mortensen's contribution over his many years of service, his efforts contributing to the return of the Company to profitability, as well as his guidance in the restructuring of the Company for its future strategic plans, the Committee awarded Mr. Mortensen a cash bonus of $110,000.

  Effective January 1, 1997, Mr. Mortensen will receive a retainer of $25,000 for acting as Chairman of the Board, in addition to regular Board fees. He will also be entitled to reimbursement of up to approximately $46,000 of expenses incurred in connection with travel to industry-related meetings as approved by the Board. In addition to his Board fees, Mr. Mortensen will begin to receive payment of accrued retirement benefits under the Company's SERP, as described above, as well as annuity payments on his accrued Pension Plan benefit. He will also be entitled to take distribution of his accrued ESOP account.

  The level of Mr. Mortensen's aggregate salary for 1996 was comparable to the Company's performance ranking in relation to the peer groups (based on geographic location, asset size and levels of Return on Average Assets) shown in the Western League Survey and SNL Review. The other benefits received by Mr. Mortensen are set forth in the Summary Compensation Table.

  Effective with Mr. Mortensen's retirement, Babette Heimbuch was named Chief Executive Officer of the Company. Ms. Heimbuch has served as President of the Bank and the Company since 1989. Her salary for 1997 increased by approximately 38% over her 1996 base compensation, reflecting her promotion to Chief Executive Officer as well as her accomplishments during 1996. In determining her compensation level, the Compensation Committee reviewed the Western League Survey and SNL Review, and determined that the level of Ms. Heimbuch's aggregate salary was comparable to the Company's performance ranking in comparison to the peer groups.

                                       Compensation Committee:
                                       James L. Hesburgh (Chair)

                                       Christopher M. Harding

                                       Steven L. Soboroff

                               PERFORMANCE GRAPH

  The SEC has adopted a requirement that companies include in their proxy statements a line graph presentation comparing cumulative five-year shareholder returns with two other specified indices. The Board of Directors has selected published indices consisting of the New York Stock Exchange Market Index and the Industry Group 541--Savings and Loan Index. These indices are prepared and published by The New York Stock Exchange and Media General Financial Services respectively, which are not affiliated with the Company.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG FIRSTFED FINANCIAL CORP.,
                     NYSE MARKET INDEX AND PEER GROUP INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           FIRSTFED       NYSE            PEER
(Fiscal Year Covered)        FINANCIAL      MARKET INDEX    GROUP INDEX
-------------------          ----------     ------------    -----------
Measurement Pt-  /  /91      $100.00        $100.00         $100.00
FYE   /  /92                 $ 86.03        $132.76         $104.70
FYE   /  /93                 $ 71.51        $164.62         $118.88
FYE   /  /94                 $ 56.42        $157.68         $116.57
FYE   /  /95                 $ 63.13        $249.75         $151.15
FYE   /  /96                 $ 98.32        $325.95         $182.08

  It should be noted that this graph represents historical stock price performance and is not necessarily indicative of any future stock price performance.

  THE FOREGOING REPORT OF THE BOARD COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                                  PROPOSAL 2

                     PROPOSAL TO APPROVE 1997 NONEMPLOYEE
                        DIRECTORS STOCK INCENTIVE PLAN

  The Board of Directors of FirstFed Financial Corp. has adopted, subject to stockholder approval, the 1997 Nonemployee Directors Stock Incentive Plan (the "Directors Stock Plan"). Under the Directors Stock Plan, options to purchase up to 200,000 shares of FirstFed Financial Corp. Common Stock (the "Company Stock") may be granted to Nonemployee Directors, as defined in the Directors Stock Plan.

SUMMARY OF DIRECTORS STOCK PLAN

  The following summary of certain provisions of the Directors Stock Plan is qualified in its entirety by reference to the text of the Directors Stock Plan, which is filed as Appendix A to this Proxy Statement and incorporated herein by reference.

  The Directors Stock Plan is intended to encourage stock ownership by directors of the Bank and its subsidiaries, thereby increasing their proprietary interest in the success of the Company and its subsidiaries and encouraging them to remain in service as a director of the Bank or a subsidiary.

  The Directors Stock Plan permits the Bank to grant to Nonemployee Directors nonstatutory options ("Options"). All Options must have exercise prices at least equal to the fair market value of the Company Stock at the date of grant.

  The Directors Stock Plan is intended to be self-effectuating. To the extent administration is necessary, it is administered by the Board of Directors. Subject to the restrictions of the Directors Stock Plan, the Board has the authority to construe and interpret the Directors Stock Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations which the Board of Directors shall deem necessary or advisable for the administration of the Directors Stock Plan.

  No Options granted under the Directors Stock Plan will be transferable, except to such Nonemployee Director's heirs or legal representatives, in the event of a recipient's death, or pursuant to a "qualified domestic relations order," as defined in the Internal Revenue Code (a "QDRO"). Options may be exercised by the recipient either (a) during the period in which he or she is a Nonemployee Director or (b) within sixty days after termination of his or her service as a director for any reason other than death, permanent disability, or normal retirement. In the event of a recipient's death, permanent disability or normal retirement, the Option will become exercisable in full, and may be exercised by the recipient not later than one year after the date of such death, disability or retirement. Termination of the Directors Stock Plan will not affect rights under any Options granted but not exercised as of the date of termination.

  Options granted under the Directors Stock Plan will expire no later than ten years and one month from the date of grant. Shares not purchased under Options which are terminated prior to exercise shall again be available for purposes of the Directors Stock Plan.

  An aggregate of 200,000 shares of Company Stock has been reserved for purposes of the Directors Stock Plan. Whenever any person becomes a Nonemployee Director, such person will receive automatically an Option (the date of grant of which will be the date such person became a Nonemployee Director) to purchase 2,000 shares of Common Stock (subject to adjustment). This Option will vest on the date of the first Board meeting attended by the recipient. At the first Board meeting in January of each year after 1997, there will be granted automatically an Option (the date of grant of which will be such date in January) to each Nonemployee Director who was a Nonemployee Director at the Effective Date of the Directors Stock Plan and who is then in office, to purchase 2,000 shares of Common Stock (subject to adjustment). Nonemployee Directors who became such after the Effective Date of the Directors Stock Plan will receive an annual grant of Options to purchase 2,000 shares of Common Stock on such director's anniversary date of becoming a Nonemployee Director. Such annual grants of Options will not vest until the one year anniversary date of the grant. An initial grant of Options to purchase an aggregate of 32,000 shares of Company Stock have been granted to eight Nonemployee Directors (excluding Ms. Heimbuch), each of whom received Options to purchase 4,000 shares, under the Directors Stock Plan, subject to the approval of the Directors Stock Plan by stockholders at the Annual Meeting. These Options were granted as of January 30, 1997 at an Option price per share of $21.75.

  The Company Stock to be offered under the Directors Stock Plan shall be authorized and unissued shares or issued shares which have been reacquired by the Company. The Directors Stock Plan provides for adjustment of the aggregate number of shares, and of the number of shares at the time subject to any outstanding Option or Options, in the event of a stock dividend being paid or in the event the shares of Company Stock are changed into or exchanged for a different number or kind of shares or other securities.

  Under the Directors Stock Plan, the Option price per share shall be determined by the Board, but may not be less than the fair market value of the Company Stock on the date the Option is granted. Under the Directors Stock Plan, while the Company Stock continues to be listed on the New York Stock Exchange, the fair market value of a share of Company Stock is defined as the last reported sales price for the Common Stock as reported on the New York Stock Exchange for the trading day immediately prior to the date of grant.

  The Board of Directors may not, without further stockholder approval, (i) change the class of persons eligible to receive Options, or (ii) increase the number of shares subject to the Directors Stock Plan.

TERMINATING EVENTS AND CHANGE OF CONTROL PROVISIONS

  Under the Option Agreements entered into pursuant to the Directors Stock Plan, any Option granted thereby, to the extent theretofore not fully exercisable, shall immediately become fully exercisable upon certain change of control events, including the acquisition of 25% of the outstanding voting stock of FirstFed Financial Corp., or, at any time during any period of thirty-six consecutive months, a change in the majority of the individuals constituting the Board of Directors of the Company, unless the nomination for election of each Director who was not a Director at the beginning of the period is approved by a vote of at least two-thirds of the Directors still in office who were Directors at the beginning of the period. In addition, pursuant to the terms of the Directors Stock Plan, upon consummation of certain business combination transactions, the holder of an outstanding Option shall be entitled to surrender such Option in exchange for an amount in cash for each share of stock subject thereto equal to the difference between the fair market value of any shares then subject to the Option and the exercise price of the Option unless provision has been made for the continuation of the Directors Stock Plan and outstanding Options granted thereunder by the Board of Directors as constituted prior to the consummation of such transaction. Upon the consummation of any such business combination or tender offer, holders of stock Options would also be entitled to fully exercise such Options and rights whether or not such Options would otherwise be vested under the terms of the original grant.

EXPIRATION OF PLAN

  The Directors Stock Plan expires on January 30, 2007 unless sooner terminated by the Board. The Directors Stock Plan provides for appropriate adjustment in certain circumstances, including merger, consolidation, sale of all or substantially all the assets of the Company, reorganization, recapitalization, reclassification, stock dividends, stock splits, reverse stock splits, or other distributions with respect to such shares or other securities.

FEDERAL INCOME TAX CONSEQUENCES

  Based upon the present provisions of the Internal Revenue Code and regulations thereunder, the federal income tax consequences of the grant and exercise of Options under the Directors Stock Option Plan and the subsequent disposition of stock acquired thereby will be as described below. The Directors Stock Plan is not subject to the qualification requirements of
Section 401(a) of the Code.

  Under present regulations providing that an option does not have a readily ascertainable fair market value unless it is freely transferable and meets certain other conditions, an optionee who is granted a nonstatutory option will not realize taxable income at the time the option is granted. Generally, if an optionee exercises the option, he or she will be taxed in the year of exercise at ordinary income tax rates on an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price. The Company will receive a corresponding business expense deduction. The optionee's basis in the shares so acquired will be equal to the option price plus the amount of ordinary income upon which he or she is taxed. Upon subsequent disposition of the shares, he or she will realize capital gain or loss, long-term or short-term, depending upon the length of time he or she has held the shares since the option was exercised.

  The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of Options under the Directors Stock Plan and does not purport to be complete. Reference should be made to applicable provisions of the Code. In addition, this summary does not discuss the income tax laws of any municipality, state or foreign country in which an optionee may reside.

VOTE REQUIRED

  The affirmative vote of the holders of a majority of the outstanding Company Stock entitled to vote at the Annual Meeting is required to approve this proposal.

THE BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL TO APPROVE THE 1997 NONEMPLOYEE DIRECTORS STOCK INCENTIVE PLAN IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS, DEPOSITORS AND THE COMMUNITIES SERVED BY THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF THIS PROPOSAL.

                                  PROPOSAL 3

  Appointment of Independent Auditors. KPMG Peat Marwick LLP has been the independent public auditors of the Bank for more than twenty-five years and, upon recommendation of the Legal-Audit Committee, has been appointed by the Board of Directors as the auditors of the Company for 1997. The stockholders of the Company are requested to ratify this appointment. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT PUBLIC AUDITORS FOR 1997.

                                 SECTION 16(A)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors and persons who beneficially own more than ten percent (10%) of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent (10%) beneficial owners were satisfied.

                             STOCKHOLDER PROPOSALS

  Any stockholder of the Company wishing to have a proposal considered for inclusion in the Company's 1998 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of the Company on or before November 24, 1997. Stockholder proposals not included in the Company's 1998 proxy solicitation materials must, in order to be considered at the 1998 Annual Meeting, be submitted in writing to the Secretary of the Company by no earlier than January 19, 1998 nor later than February 19, 1998.

  The Board of Directors of the Company will review any stockholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 1998 proxy solicitation materials for consideration at the 1998 Annual Meeting.

                                 ANNUAL REPORT

  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, including, but not limited to, statements of consolidated financial condition and related consolidated statements of operations, stockholders' equity and cash flows for fiscal years ended December 31, 1996, 1995 and 1994, prepared in conformity with generally accepted accounting principles, has been sent to stockholders. A copy of the Annual Report on Form 10-K for year ended December 31, 1996 may be obtained without charge by writing to the Secretary at the address indicated in the following paragraph.

UPON WRITTEN REQUEST OF ANY SHAREHOLDER SOLICITED HEREBY, THE COMPANY WILL PROVIDE FREE OF CHARGE A COPY OF ITS 1996 ANNUAL REPORT ON FORM 10-K WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO SECRETARY, FIRSTFED FINANCIAL CORP, 401 WILSHIRE BLVD., SANTA MONICA, CALIFORNIA 90401.

                                          By Order of the Board of Directors

                                          Ann E. Lederer, Corporate Secretary

                                  APPENDIX A

                1997 NONEMPLOYEE DIRECTORS STOCK INCENTIVE PLAN

1. PURPOSE OF THE PLAN.

  The purpose of the 1997 Nonemployee Directors Stock Incentive Plan of FirstFed Financial Corp. (the "Plan") is to provide incentives that will attract and retain highly competent persons as Nonemployee Directors of FirstFed Financial Corp. (the "Company") by providing them with opportunities to acquire a proprietary interest in the Company by the grant to such persons of nonqualified Stock Options which may result in their ownership of Common Stock of the Company.

2. DEFINITIONS.

  (a) "Act" means the Securities Act of 1933, as amended.

  (b) "Administrator" shall mean the Board or if and to the extent the Board delegates any of its authority hereunder in accordance with Section 4(b) hereto, the Committee.

  (c) "Board" means the Board of Directors of the Company.

  (d) "Committee" means a committee appointed by the Board to administer the Plan pursuant to Section 4(b) hereof.

  (e) "Common Stock" means the common stock, $1.00 par value, of the Company.

  (f) "Company" means FirstFed Financial Corp.

  (g) "Date of Grant" means the date determined as set forth in section 6 hereof.

  (h) "Disability" means any medically determinable physical or mental impairment of a Participant, as determined by the Administrator, in its complete and sole discretion, which is expected to last for a period of at least 180 days, as a result of which such Participant is unable to engage in any substantial gainful activity. All determinations as to Participant disabled status or the date and extent of any disability shall be made by the Administrator upon the basis of such information as it deems necessary or desirable.

  (i) "Eligible Participant" means a Nonemployee Director.

  (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  (k) "Fair Market Value" on a given date means (i) the last reported sales price for the Common Stock on the trading day first preceding the date as of which such determination is made, as reported by the New York Stock Exchange (or, if the Common Stock is not then listed on the New York Stock Exchange, such other national securities exchange on which the Common Stock is listed), (ii ) if the Common Stock is not then listed on a national securities exchange, the last reported price quotation for the Common Stock on the trading day first preceding the date as of which such determination is made as reported by National Association of Securities Dealers Automatic Quotation System (NASDAQ) or any successor thereto, or (iii) if no such quotations are available, the fair market value of a share of such stock shall be deemed the last reported sales price furnished by a professional securities dealer making a market in such shares, as selected by the Board of Directors, for the trading date first preceding the date on which such determination is made.

  (l) "Nonemployee Director" means a member of the Board who is not an officer or employee of the Company or any of its subsidiary corporations at the time of determination.

  (m) "Normal Board Retirement" means, in conjunction with termination of a Participant's services as a member of the Board for any reason other than death or Disability, the determination of the Administrator or the Executive Committee of the Board that such termination constitutes Normal Board Retirement. In the absence of such a determination, termination of a Participant's services as a member of the Board shall be deemed to be for reasons other than Normal Board Retirement.

  (n) "Option" or "Stock Option" means a stock option that does not qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

  (o) "Option Agreement" means an option agreement signed by the Company and the Participant in such form and including such terms and conditions not inconsistent with the Plan as the Administrator may in its discretion from time to time determine.

  (p) "Participant" means any Eligible Participant who receives Options pursuant to Section 6 hereof.

  (q) "Plan" means the 1997 Nonemployee Directors Stock Incentive Plan as set forth herein, and as it may be amended from time to time.

3. SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

  (a) Subject to the provisions of Section 3(c) and Section 8 of the Plan, the aggregate number of shares of Common Stock that may be issued or transferred or exercised pursuant to Options granted under the Plan will not exceed 200,000.

  (b) The shares to be delivered under the Plan will be made available, at the discretion of the Administrator, either from authorized but unissued shares of Common Stock or from previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market.

  (c) Shares of Common Stock subject to an unexercised portion of any Stock Option granted under the Plan which expires or terminates or is canceled will again become available for the grant of further Options hereunder.

4. ADMINISTRATION OF THE PLAN.

  (a) The Plan shall, to the extent possible, be self-effectuating. The Plan will be administered by the Board. The Board is authorized and empowered to administer the Plan, which administration shall include (but is not limited to) authority to (i) construe and interpret the Plan and any agreements defining the rights and obligations of the Company and Participants under the Plan; (ii) prescribe, amend and rescind rules and regulations relating to the Plan; (iii) further define the terms used in the Plan; (iv) determine the rights and obligations of Participants under the Plan; and ( v) make all other determinations necessary or advisable for the administration of the Plan. Each Option granted under the Plan shall be evidenced by an Option Agreement.

  (b) The Board of Directors may, in its discretion, delegate any or all of its authority under the Plan to a committee consisting of three or more directors of the Company, each of whom has not been eligible at any time within one year before appointment to such committee to receive an Option under the Plan, except the Board may not delegate the powers set forth in
Section 8, 14(a), or 15 hereof or powers which, under applicable law, are nondelegable.

  (c) No member of the Board or the Committee will be liable for any action or determination made in good faith by the Board or the Committee with respect to the Plan or any Option under it, including, without limitation, adjustments pursuant to Section 8. In making determinations under the Plan, the Board or the Committee may obtain and may rely upon the advice of independent counsel and accountants and other advisors to the Company. No member of the Board or the Committee, nor any officer of the Company shall be liable for any such action or determination taken or made in good faith with respect to the Plan or any Option granted hereunder.

5. PARTICIPATION.

  Options shall be granted to each Nonemployee Director exclusively in accordance with the provisions set forth in Section 6 hereof.

6. AUTOMATIC OPTION GRANTS.

  (a) Initial Grant.

    (i) Each person serving as a Nonemployee Director as of the Effective Date of the Plan shall be granted automatically (without any action by the Administrator) a Stock Option to purchase 4,000 shares of Common Stock, which grant shall be priced and effective as of January 30, 1997. These shares shall be vested on January 31, 1998.

    (ii) Whenever any person shall become a Nonemployee Director, there shall be granted to such person, automatically (without any action by the Administrator), a Stock Option (the Date of Grant of which shall be the date such person shall have become a Nonemployee Director) to purchase 2,000 shares of Common Stock (subject to adjustment pursuant to Section 8 hereof), which shares shall vest at the first Board meeting attended by such director thereafter.

  (b) Annual Grant.

    (i) As to each person serving as a Nonemployee Director on the Effective Date of the Plan, on the date of the first Board meeting each January of each calendar year after 1997 during the term of the Plan, there shall be granted automatically (without any action by the Administrator) a Stock Option (the Date of Grant of which shall be such date in January) to each such Nonemployee Director then in office to purchase 2,000 shares of Common Stock (subject to adjustment pursuant to Section 8 hereof). These shares shall be vested one year after the Date of Grant.

    (ii) As to each person who becomes a Nonemployee Director after the Effective Date of the Plan, on the anniversary date of such person having become a Nonemployee Director, there shall be granted automatically (without any action by the Administrator) a Stock Option (the Date of Grant of which shall be such anniversary date) to each such Nonemployee Director then in office to purchase 2,000 shares of Common Stock (subject to adjustment pursuant to Section 8 hereof). These shares shall be vested one year after the Date of Grant.

  (c) Notwithstanding the provisions of paragraphs (a) and (b) above, no Nonemployee Director shall receive more than one Stock Option under this
Section 6 in any calendar year.

7. TERMS AND CONDITIONS OF STOCK OPTIONS.

  (a) Purchase Price. The purchase price of Common stock under each Stock Option granted under Section 6 will be equal to the Fair Market Value of the Common Stock on the Date of Grant.

  (b) Exercise Period. Stock Options may be exercised from time to time in accordance with the terms of the applicable Option Agreement and this Section
7. No Stock Option granted pursuant to Section 6 hereof shall be exercised prior to the first anniversary of its Date of Grant. Notwithstanding anything to the contrary in the Plan or any Option Agreement hereunder, no Option granted hereunder shall be exercised after ten years and one month from its Date of Grant.

  (c) Payment of Purchase Price. Upon the exercise of a Stock Option, the purchase price will be payable in full in cash or its equivalent acceptable to the Company. In the discretion of the Administrator, the purchase price may be paid by the assignment and delivery to the Company of shares of Common Stock or a combination of cash and such shares equal in value to the exercise price. Any shares so assigned and delivered to the Company in payment or partial payment of the purchase price will be valued at their Fair Market Value on the exercise date.

  (d) No Fractional Shares. No fractional shares will be issued pursuant to the exercise of a Stock Option, nor will any cash payments be made in lieu of fractional shares.

  (e) Exercisability. Except as provided in the Option Agreement for any Option granted hereunder or subsection (f) or (g) hereof, a Participant may not, until the end of the second year after the Date of Grant of an Option granted under Section 6 hereof, purchase by exercise of such Option an aggregate of more than 50% of the total number of shares subject to such Option. At any time on or after the second anniversary of such Date of Grant with respect to Options granted under Section 6 hereof until such Option expires or terminates, a Participant may purchase all or any part of the shares that he or she theretofore failed to purchase under such Option Agreement.

  (f) Termination of Directorship. If a Participant's services as a member of the Board terminate by reason of death, Disability or Normal Board Retirement, an Option granted hereunder held by such Participant shall be automatically accelerated with respect to its exercisability and shall become immediately exercisable in full for the remaining number of shares of Common Stock subject to such Option for one year after the date of such termination or until the expiration of the stated term of such Option, whichever period is shorter, and thereafter such Option shall terminate; provided, however, that if a Participant dies or suffers a Disability during said one year period after Normal Board Retirement, such Option shall remain exercisable in full for a period of one year after the date of such death or Disability or until the expiration of the stated term of such Option, whichever period is shorter, and thereafter such Option shall terminate. If a Participant's services as a member of the Board terminate for any other reason, any portion of an Option granted hereunder held by such Participant which is not then exercisable shall terminate and any portion of such Option which is then exercisable may be exercised for sixty (60) days after the date of such termination or until the expiration of the stated term of such Option, whichever period is shorter, and thereafter such Option shall terminate; provided, however, that if a Participant dies or suffers a Disability during such sixty (60) day period such Option may be exercised for a period of one year after the date of such Participant's death or Disability, or until the expiration of the stated term of such Option, whichever period is shorter, in accordance with its terms, but only to the extent exercisable on the date of the Participant's death or Disability.

  (g) Change in Control. Notwithstanding any other provisions of the Plan, upon any Change in Control (as hereinafter defined in this Section 7) the unexercised portion of a Stock Option granted hereunder shall be automatically accelerated with respect to its exercisability and shall become immediately exercisable in full during the remainder of its term without regard to any limitations of time or amount otherwise contained in the Plan. The term "Change in Control" shall mean:

    (i) Any person (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) becomes the beneficial owner (as such term is used in
  Section 13(d)(1) of the Exchange Act) directly or indirectly of securities representing at least 25% of the combined voting power of the then outstanding securities of the Company; or

    (ii) During any period of thirty-six (36) consecutive months (whether commencing before or after the Effective Date of this Plan), individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

    (iii) Any reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or as a result of which the outstanding Common Stock is converted into or exchanged for cash or securities of another issuer or both, or upon the sale of all or substantially all the assets of the Company; or

    (iv) The approval by the stockholders of the Company of any Plan or proposal for the Company to be Acquired (as defined below) or for the liquidation or dissolution of the Company.

  For purposes of this Section 7, the Company shall be considered to be Acquired only if the owners of its voting securities immediately prior to the effective date of any transaction referred to in Section 8(b) below will not own immediately thereafter, as a result of having owned such voting securities, securities representing a majority of the combined voting power of the then outstanding securities of the Company or the entity that then owns, directly or indirectly, the Company or all or substantially all its assets.

8. ADJUSTMENT PROVISIONS.

  (a) Subject to Section 8(b), if the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment shall be made in
(i) the maximum number and kind of shares or other securities provided in
Section 3(a), (ii) the number and kind of shares or other securities subject to the then outstanding Stock Options, (iii) the price for each share or other unit of any other securities subject to then outstanding Stock Options without change in the aggregate purchase price or value as to which such Stock Options remain exercisable, and (iv) the number, kind and price of shares or other securities to be granted pursuant to Section 6 hereof.

  (b) Notwithstanding the provisions of Section 8(a) and subject to the provisions of Section 7(g) hereof, upon dissolution or liquidation of the Company or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation or as a result of which the outstanding Common Stock is converted into or exchanged for cash or securities of another issuer or both or upon the sale of all or substantially all the assets of the Company, all restrictions applicable to the exercise of outstanding Stock Options shall continue in full force and effect and provision shall be made in connection with such transaction for the continuance of the Plan and the assumption of the outstanding Stock Options by or the substitution for such Stock Options of new options covering the stock of the successor corporation, or a parent or subsidiary thereof or the Company with appropriate and proportionate adjustment in (i) the number and kind of shares or other securities or cash or other property subject to such Stock Options and (ii) the price for each share or other unit of any other securities or cash or other property subject to such Stock Options without change in the aggregate purchase price or value as to which such Stock Options remain exercisable; provided, however, that if no public market exists for the Common Stock or the other securities or property which would be subject to such Stock Options after consummation of such transaction, such Stock Options shall be converted into the right to receive, upon exercise thereof, an amount of each equal to the amount determined by the Administrator to be the Fair Market Value on the effective date of such transaction of the stock, other securities, cash and other property that a share of Common Stock is entitled to receive, or into which it is converted, pursuant to such transaction.

  (c) Adjustments under Sections 8(a) and 8(b) will be made by the Administrator, whose determination as to what adjustments will be made and the extent thereof will be final, binding and conclusive in the absence of manifest error or arbitrary action. No fractional interest will be issued under the Plan on account of any such adjustments.

9. GENERAL PROVISIONS.

  (a) The grant of any Stock Option under the Plan may also be subject to such other provisions (whether or not applicable to the Stock Option awarded to any other Participant) as the Administrator determines appropriate including, without limitation, provisions to assist the Participant in financing the purchase of Common Stock through the exercise of Stock Options, provisions for the forfeiture of or restrictions on reissue or other disposition of shares acquired under any form of benefit, provisions giving the Company the right to repurchase shares acquired under any form of benefit in the event the Participant elects to dispose of such shares, provisions to comply with Federal and state securities laws and Federal and state income tax withholding requirements, and to such approvals by any regulatory or governmental agency which may be necessary or advisable in connection therewith.

  In connection with the administration of the Plan or the grant of any Option, the Administrator may impose such further limitations or conditions as in its opinion may be required or advisable to satisfy, or secure the benefits of, applicable regulatory requirements (including those rules promulgated under Section 16 of the Exchange Act or those rules that facilitate exemption from or compliance with the Act or the Exchange Act), the requirements of any stock exchange upon which such shares or shares of the same class are then listed, and any blue sky or other securities laws applicable to such shares.

  (b) No person shall be entitled to the privileges of stock ownership with respect to shares of stock which are subject to Options hereunder until such person shall have become the holder of record of such shares.

  (c) No fewer than fifty shares may be purchased at one time pursuant to any Stock Option unless the number purchased is the total number at the time available for purchase under the Stock Option.

  (d) Options shall not be transferable by the Participants other than by will or the laws of descent and distribution, or pursuant to the terms of a qualified domestic relations order as such term is defined in the Internal Revenue Code of 1986, as amended, and during the lifetime of a Participant shall be exercisable only by such Participant, except that to the extent permitted by applicable law, and Rule l3-b promulgated by the Securities and Exchange Commission under the Exchange Act, the Administrator may permit a Participant to designate in writing during his or her lifetime a beneficiary to receive and exercise Options in the event of such Participant's death. Following the death of a Participant, Options held by such Participant shall be exercisable, in accordance with their terms by such designated beneficiary or, if no such beneficiary has been designated, by the Participant's estate or by the person or persons who acquire the right to exercise it by bequest or inheritance. Any attempt to transfer, assign, hypothecate or otherwise dispose of, or to subject to attachment, execution or similar process, an Option granted hereunder contrary to the provisions hereof shall be void and ineffective, shall give no rights to the purported transferee and shall at the sole discretion of the Administrator result in forfeiture of such Option with respect to the shares involved in such attempt.

  (e) The Plan and all Stock Options granted under the Plan and the documents evidencing Stock Options shall be governed by, and construed in accordance with, the laws of the State of Delaware.

10. COMPLIANCE WITH LAW AND REGULATIONS.

  The obligation of the Company to sell and deliver any shares of Common Stock under this Plan shall be subject to all applicable laws, rules and regulations, and the obtaining of all approvals by governmental agencies deemed necessary or appropriate by the Board. The Board may make any changes in the Plan and include such terms in any Option Agreement as may be necessary or appropriate, in the opinion of counsel to the Company, to comply with the rules and regulations of any governmental authority.

11. NONEXCLUSIVITY OF THE PLAN.

  Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as having any impact on existing qualified or nonqualified retirement or bonus plans of the Company, or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or appreciation rights otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

12. CONTINUATION OF SERVICE.

  Nothing contained in this Plan (or any written Option Agreement) shall be construed as providing any person with the right to continue to serve as a director of the Company or any subsidiary, or on any committee thereof, or in any special capacity on any such Board.

13. EXCULPATION AND INDEMNIFICATION.

  To the maximum extent permitted by law, the Company shall indemnify and hold harmless the members of the Board from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of such persons' duties, responsibilities, and obligations under this Plan, other than such liabilities, costs and expenses as may result from the negligence, gross negligence, bad faith, willful conduct, or criminal acts of such persons.

14. AMENDMENT AND TERMINATION.

  (a) The Board will have the power, in its discretion, to amend, suspend or terminate the Plan at any time. No such amendment will, without approval of the stockholders of the Company, except as provided in Section 8 of the Plan:

    (i) Change the class of persons eligible to receive Stock Options under the Plan; or

    (ii) Increase the number of shares of Common Stock subject to the Plan.

  (b) No amendment, suspension or termination of the Plan will, without the consent of the Participant, alter, terminate, impair or adversely affect any right or obligation under any Stock Option previously granted under the Plan.

15. EFFECTIVE DATE OF PLAN AND DURATION OF PLAN.

  This Plan will become effective upon the adoption by the Board subject to approval by the holders of a majority of the outstanding shares of Common Stock present in person or by proxy and entitled to vote at a meeting of stockholders of the Company held after such Board adoption (the "Effective Date"). Any Options granted hereunder prior to approval of the Plan by the stockholders shall be granted subject to such approval and may not be exercised or realized, nor may Common Stock be irrevocably transferred to an Participant until and unless such approval has occurred and the provisions of
Section 9(a) have been satisfied. Unless previously terminated the Plan will terminate ten years and one month after adoption by the Board, but such termination shall not affect any Stock Option previously made or granted.

                                REVOCABLE PROXY

                           FIRSTFED FINANCIAL CORP.

            401 WILSHIRE BOULEVARD, SANTA MONICA, CALIFORNIA 90401

                   PROXY FOR ANNUAL MEETING--APRIL 23, 1997
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints William S. Mortensen, Babette E. Heimbuch and James P. Giraldin, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote as designated on the reverse all shares of Common Stock of FirstFed Financial Corp. held of record by the undersigned on March 4, 1997, at the annual meeting of stockholders to be held on April 23, 1997, or any adjournment thereof.

A vote FOR nominees Harding, Hesburgh and Soboroff, and FOR Proposals 2 and 3 is recommended by the Board of Directors.

           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

                           FIRSTFED FINANCIAL CORP.
   PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]


                                          FOR        AGAINST           ABSTAIN
                                          [_]          [_]               [_]
[                                                                            ]


1. ELECTION OF DIRECTORS                              FOR ALL
   (Year of Expiration of                             (Except Nominee(s)
   Nominees' Proposed          FOR     WITHHOLD       written below)
   Terms as Directors:         [_]       [_]                 [_]
   2000) Christopher M.
   Harding, James L.
   Hesburgh, Steven L.
   Soboroff

 -----------------------

2. Approval of 1997
   Nonemployee Directors
   Stock Incentive Plan

3. Ratification of KPMG
   Peat Marwick LLP as
   the Company's
   independent public
   auditors of 1997.

4. In their discretion,
   the proxies are
   authorized to vote
   upon such other
   business that may
   properly come before
   the meeting.

THIS PROXY WHEN PROPERLY EXECUTED
WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED
STOCKHOLDER. IF NO DIRECTION IS
MADE, THIS PROXY WILL BE VOTED FOR
THE DIRECTORS NAMED IN PROPOSAL 1
AND FOR PROPOSALS 2, 3 AND 4.

Dated: _________, 1997
Signature _________________________
Signature if jointly held _________

Please sign exactly as name
appears below. When shares are
held by joint tenants, both should
sign. When signing as attorney,
executor, administrator, trustee
or guardian, please give full
title as such. If a corporation,
please sign in full corporation
name, by president or other
authorized officer. If a
partnership, please sign in
partnership name by authorized
person.